Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
November 2, 2011 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter 2011 results. Joining me today is John Foy, CBL's Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission including, without limitation, the Company's most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K along with a transcript of today's comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie.

Over the past few months we have seen a disconnect in the public market's valuation of our stock, compared with the strength of the fundamentals in our business. While we have experienced positive movement over the past two weeks, our current stock price still undervalues our company. It does not reflect the positive results that we have seen in our operations, nor the tremendous improvement in our balance sheet. At the end of the quarter, we had over one billion dollars of availability on our credit facilities and cash on hand. In October we closed the TIAA-CREF joint venture, further reducing our debt by $486 million. Portfolio performance metrics have been steadily improving, with NOI in the third quarter increasing more than 2% for the portfolio and more than 4% for the malls. We are having ongoing success in negotiating positive leasing spreads, up 8% in the quarter. Additionally, portfolio occupancy improved sequentially and from the prior year to 91.3% and we anticipate closing the year near 93%. As a result of this positive momentum we are increasing our guidance for this year for both FFO and NOI.

While headline news has diminished confidence in the economy, the reality is that the consumer is shopping and retail sales are growing. Retailers are expanding their store counts and our portfolio has been benefiting from new store openings - both new concepts and existing retailers. We recently announced a new American Girl store opening at Chesterfield Mall in St. Louis in the spring of 2012. At West Town Mall in Madison, WI, we opened Dry Goods, owned by Von Maur - one of only four openings for this new junior's concept. We also opened new mall stores for ULTA, J. Crew, Carter's, Dress Barn and many others. Restaurants, boxes and theaters are opening at our malls. Later this week Cinemark is opening a new state-of-the-art theater at Stroud Mall in Stroudsburg, PA. Retailers have generally kept a long-term view on their businesses and are going forward with store expansion plans. Third quarter leasing results demonstrate this demand and build on the positive momentum we established earlier this year.

LEASING AND OCCUPANCY

Overall leases for stabilized malls in the third quarter were signed at an 8% increase over the prior gross rent per square foot. This compares with spreads of negative 4.9% for leases in the third quarter of 2010, a significant positive swing of more than 13%. Renewal leasing spreads were positive, up 80 basis points over the prior rents and new leases were signed at a more than 22% increase over prior rents, a strong increase.

We are happy to see that short-term deals of three years or less were consistent with the reduced levels in the second quarter at 42%. This compares with 55% for 2010.

Our leasing volume has increased significantly as well. In total, we signed approximately 2.0 million square feet of leases during the third quarter, almost double the square footage signed in the prior year period. This included approximately 700,000 square feet of new leases and 1.3 million square feet of renewal leases.

RETAIL SALES:
We have been pleased that traffic and sales have steadily increased despite the uncertainty about the economy. Back-to-school results were solid and we anticipate similar positive trends for the holiday sales season. Same-store sales per square foot increased 3.0% over the prior year during the third quarter. For the trailing twelve months sales grew 3.2% to $329 per square foot.

BANKRUPTCY AND STORE CLOSURES
With Gap's recent announcement we thought it would be helpful to provide an update of our conversations with them. Gap is an important tenant for us and we work with them across their various divisions. Gap had a very successful opening in our new Oklahoma City outlet center project and we are working with them on one of only four new Old Navy stores opening in 2012. We have already completed our renewal negotiations through 2013. Six stores will close at expiration, but we have new leases out for signature for two of these spaces and are under negotiations for the other four.

ACQUISITIONS
In September, we closed our acquisition of Northgate Mall in Chattanooga, TN for $11.5 million. This was an all-cash deal, with no debt assumption related to the transaction. We purchased the property through an online auction at a very attractive cap rate of 26% on income in-place, which is not indicative of the quality of this property. While the size of the transaction is small, this was a terrific deal for us. Prior to the closing we had received calls from a number of box retailers that are interested in locating at Northgate Mall. We are finalizing our redevelopment plans for this property.

DEVELOPMENT
Last quarter we opened The Outlet Shoppes at Oklahoma City, our first outlet center. Since opening, this project has achieved tremendous results and we have received outstanding feedback from the retailers. We are exploring opportunities for outlet center development joint ventures or acquisitions and expect to grow our presence in this area.

We opened two expansions recently, including the second phase of Settlers Ridge in Pittsburgh. The 78,000-square-foot-expansion is anchored by Ross Dress for Less, ULTA, Pet Supplies Plus and Michaels, as well as 18,000 square feet of stores and restaurants. The expansion opened 100% leased or committed.

The 220,000-square-foot second phase of Alamance Crossing in Burlington, NC, opened 98% leased or committed with anchors Dick's Sporting Goods, Kohl's, and BJ's. The expansion also features 13,000 square feet of specialty stores including Five Below and Pier 1 as well as three new outparcel locations.

We announced two new construction projects recently. In Waynesville, NC we are under construction for a 128,000-square-foot-community center anchored by Belk along with PetSmart and Michaels, located next to an existing Wal*Mart. The project is expected to open in October 2012.

We also started construction on phase two of our community center project in Madison, MS. The project is 83,000-square feet and anchored by ULTA, HomeGoods and Petco, with the opening, scheduled for summer 2012.

We are just now completing the four mall renovations for this year and are seeing a positive reception from both retailers and shoppers to the updating of our facilities. For 2012, we are planning additional renovations with a comparable capital commitment of $20.0 million.

I'll now turn it over to John for the financial review.

John:

Thank you, Stephen.

Last month we closed our joint venture with TIAA-CREF. We are excited about this partnership and believe our long-term goals for growing these properties as well as the portfolio are aligned. We received approximately $220 million in cash at closing, of which $134 million was used to retire the construction loan on Pearland Town Center and $21 million was used to retire the construction loan on the West County restaurant district. We applied the remaining proceeds to reduce our outstanding balances on our lines of credit. Additionally, as part of the transaction, Teachers assumed approximately $268 million of property-specific debt. We did not close the transaction in time for these improvements to be reflected in our third quarter balance sheet metrics. Pro forma, assuming the transaction was closed on September 30th, our total debt would have been $5.28 billion. All said, we have reduced our debt outstanding by more than $1.34 billion since December 31, 2008. Our coverage ratios are very sound and today more than 75% of our debt is non-recourse and property-specific.

Many investment banks are active in the CMBS market. We are experiencing very strong demand from institutional lenders and banks for refinancing opportunities. We are getting new quotes on upcoming maturities from a variety of lending sources and believe that the uncertainty in the CMBS market will have little or no impact on our abilities to address these maturities. We also recently completed the extension and/or modifications of our three major credit facilities with total aggregate capacity of $1.15 billion. At quarter end we had nearly $1.0 billion of availability on these facilities. We reduced our borrowing cost by more than 250 basis points with the removal of the LIBOR floor on all three facilities and a reduction in the borrowing spreads.

FINANCIAL REVIEW:

For the third quarter we reported a 2.1% increase in FFO per share, as adjusted, to $0.48. This compares with FFO per share of $0.47 in the prior year. FFO, as adjusted, excludes an impairment charge of $0.27 per share related to Columbia Place in Columbia, SC. NOI at this mall has experienced declines and after reviewing the updated projections we determined that it was appropriate to write-down its book value to approximately $6 million. Year-to-date, this mall contributed less than 30 basis points to total mall NOI. We have a $28 million non-recourse loan on this property.

Total portfolio same-center NOI, excluding lease termination fees, increased 2.3% in the quarter from the prior year period. Same-center NOI in the mall portfolio increased 4.3% from the prior year period benefiting from increases in occupancy and rental growth in new leasing. NOI from non-mall properties declined during the quarter primarily as a result of lower income from our third party subsidiary that provides maintenance and janitorial services. Bad debt expense was approximately $460,000 versus $1.2 million in the prior year period.

Other major items in the earnings results included:

•	G&A as a percentage of revenue was 3.7% for the third quarter compared with 4.0% in the prior year period.

•	Our cost recovery ratio for the third quarter was 100.4% compared with 103.3% in the prior-year period. We anticipate the full year to be in the 100% range.

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Variable rate debt was 14.8% of total market capitalization at the end of the third quarter 2011 versus 20.1% in 2010. Variable rate debt represented 20.8% of our share of consolidated and unconsolidated debt, compared with 30.0% last year. The reduction in variable rate debt is a function of the year-to-date financing activities where we have used new property-specific, non-recourse mortgages to reduce the balances on our credit facilities.

GUIDANCE:
Based on our results to-date and expectations for the full-year, we have raised guidance for 2011 FFO per share to a range of $2.12 to $2.15 per share. The guidance assumes NOI growth in the range of 0 to 1.5% and excludes the impact of non-cash impairment charges, net of taxes, and includes the gain on extinguishment of debt.

CONCLUSION:
Our results this quarter validate both our strategy and the strength of our properties. We believe that the market has not sufficiently recognized the added value of owning the only or the dominant mall in its market. Our properties are well-located in growing and dynamic markets. For example, Chattanooga contributed a third of all the jobs created in Tennessee for the past twelve months. Retailers need and want to be in our malls in order to reach a significant population of consumers - we are their first and many times, only choice. We maintain a dominant position by continually improving our properties through expansions, additions, redevelopment and renovations including the four renovations we are completing in time for the holiday season. To-date this year, we have already added seven new anchor stores, 19 new big box retailers and 11 restaurants across the properties. We are positioned for future growth and our results this year demonstrate the opportunities across the CBL portfolio. The outlet center business is a new growth vehicle for us that we are excited about. And we are always looking to take advantage of lucrative acquisition opportunities, such as Northgate Mall, while staying disciplined with our capital. We are confident that the CBL portfolio will continue to prove the strength of our company.

Thank you for joining us today and we appreciate your support. We are now happy to answer any questions you may have.

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